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Media	Investors
Citigate Sard Verbinnen	Gartner, Inc.
Jamie Tully (jtully@sardverb.com)	Lisa Nadler (lisa.nadler@gartner.com)
Brooke Morganstein (bmorganstein@sardverb.com)	203-316-3701
212-687-8080

GARTNER COMPLETES ACQUISITION OF META GROUP

STAMFORD, Conn. – April 1, 2005 – Gartner, Inc. (NYSE: IT and ITB), the leading provider of research and analysis on the global information technology industry, announced today that it has completed its previously announced acquisition of META Group, Inc. (Nasdaq: METG), a premier information technology research and consulting firm.

“The completion of this acquisition represents a significant step for Gartner in our strategy to accelerate growth in our core research business,” said Gene Hall, chief executive officer of Gartner. “Today, we significantly increased the depth and breadth of our sales coverage in the vastly underserved market for IT research by welcoming more than 100 highly-trained sales people from META – individuals who know the marketplace and our products, and who already have existing client relationships. As a result of the acquisition, we also now have a greater presence in targeted international markets – including the UK and Germany – where we see significant opportunities for growth, as well as greater coverage in several key industries, including energy and utilities, insurance and government and finally, new organizational roles such as enterprise architecture.”

Mr. Hall continued: “We are now squarely focused on quickly seizing the attractive opportunities this transaction has created for us to increase top-line growth as well as achieving significant cost synergies in general and administrative expenses. With the META acquisition now complete, Gartner is a stronger, more broadly based company than ever before, with increased capacity to reach new customers and the ability to provide current users of IT research and analysis with enhanced products and services. We are looking forward to delivering on the promise of this acquisition and to building value for our shareholders.”

Under the terms of the transaction, which was announced on December 27, 2004, META Group shareholders will receive $10.00 per share, or approximately $168M in cash. As previously reported, Gartner expects the acquisition and the subsequent integration to be earnings neutral in 2005, exclusive of charges related to the transaction, and will result in increased EBITDA of approximately $20 million in 2006. Gartner is currently assessing the accounting treatment of a potential charge related to the acquisition, which is expected to be taken mostly in Gartner’s second fiscal quarter. The charge is expected to be between $30-$40M, which is in line with previous estimates provided by the Company.

About Gartner

Gartner, Inc. is the leading provider of research and analysis on the global information technology industry. Gartner serves more than 10,000 clients, including chief information officers and other senior IT executives in corporations and government agencies, as well as technology companies and the investment community. The Company focuses on delivering objective, in-depth analysis and actionable advice to enable clients to make more informed business and technology decisions. The Company’s businesses consist of Research and Events for IT professionals; Gartner Executive Programs, membership programs and peer networking services; and Gartner Consulting, customized engagements with a specific emphasis on outsourcing and IT management. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, and has over 3,900 associates, including more than 1,100 research analysts and consultants, in more than 75 locations worldwide. For more information, visit www.gartner.com.

Safe Harbor Statement

Statements contained in this press release regarding the benefits of the acquisition, the Company’s business outlook, the development of the Company’s services, the demand for the Company’s products and services, and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: risks of expanding or retaining META Group’s customer base; risks and challenges of integrating META Group’s current operations and business with those of Gartner; risks associated with retaining META Group’s professional staff of research analysts and consultants; risks of meeting the Company’s debt obligations; risks and challenges associated with achieving continued customer renewals and achieving new contract value, backlog and deferred revenue growth in META Group’s business; risks and challenges associated with achieving targeted synergies without disruption to the businesses of the combined companies; additional risks associated with international operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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